Exhibit 10.16

WALGREENS BOOTS ALLIANCE, INC.

2013 OMNIBUS INCENTIVE PLAN (AS AMENDED AND RESTATED)

UK SUB-PLAN

Adopted by the Committee on October 13, 2015

1.	INTRODUCTION

1.1	The Committee has established this UK Sub-Plan (the "UK Sub-Plan") of the Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan (as may be amended or restated from time to time) (the "Plan") pursuant to Section 10.14 of the Plan for the purpose of granting Tax-advantaged Options (as defined below) to eligible employees of Walgreens Boots Alliance, Inc. (the "Company") and its Subsidiaries (as defined in Rule 2 below), who are or may be subject to United Kingdom taxation. Except as otherwise defined herein, capitalized terms used in this UK Sub-Plan have the respective meanings set forth in the Plan.

1.2	The UK Sub-Plan is intended to be a CSOP Scheme compliant with the requirements of Schedule 4 to the (UK) Income Tax (Earnings and Pensions) Act 2003 ("Schedule 4"). Specifically, the purpose of the UK Sub-Plan shall be as described in paragraph 5 of Schedule 4 and is to provide, in accordance with Schedule 4, benefits for Employees (as defined in Rule 2 below) in the form of Tax-advantaged Options. This UK Sub-Plan does not permit benefits to be provided to employees or directors otherwise than in accordance with Schedule 4. The Company makes no undertaking nor representation that the UK Sub-Plan will qualify as a CSOP Scheme, nor that it will maintain the UK Sub-Plan's status as a CSOP Scheme.

1.3	The terms of the Plan shall form part of the UK Sub-Plan insofar as they have not been replaced, disapplied or modified by the Rules of this UK Sub-Plan and insofar as such terms are compliant with the requirements of Schedule 4. All provisions of the Plan which form part of this UK Sub-Plan shall be construed, interpreted and applied in accordance with and subject to the Rules of this UK Sub-Plan. Where any section of the Plan refers to the Plan, for the purposes of the UK Sub-Plan such section shall be read and construed as modified by the UK Sub-Plan. In the event of any conflict between the Plan and the UK Sub-Plan, the UK Sub-Plan will prevail.

1.4	Where the Committee wishes to grant Options to Employees (as defined below) in the United Kingdom, such Options may be granted subject to and in accordance with the Rules of this UK Sub-Plan.

1.5	Options granted under this UK Sub-Plan shall be rights to purchase Shares subject to the Rules of this UK Sub-Plan and shall be referred to as "Tax-advantaged Options". Only Tax-advantaged Options, a type of Nonstatutory Option, may be granted under the UK Sub-Plan and accordingly references in the Plan to "ISOs" and any other types of award shall be disregarded for the purposes of the UK Sub-Plan.

1.6	The provisions of the UK Sub-Plan shall apply only to Tax-advantaged Options granted under the UK Sub-Plan.

1.7	The endnotes contained in this UK Sub-Plan are provided for information purposes only.

2.	DEFINITIONS (SECTION 3 OF THE PLAN)

2.1	Unless defined herein, capitalized words or phrases shall have the meaning given to them in the Plan. For the purposes of the UK Sub-Plan:

(a)	"Control" has the meaning given in section 995[i] of the (UK) Income Tax Act 2007.

(b)	"CSOP Scheme" means a CSOP scheme compliant with the requirements of Schedule 4 (thus qualifying as a 'Schedule 4 CSOP scheme' under paragraph 1(A1) of Schedule 4).

(c)	"Employee" means (i) any person employed by the Company or any Subsidiary (other than a director) and (ii) any "full-time" director of the Company or any Subsidiary, being a director required to work at least 25 hours or more per week (excluding meal breaks).

(d)	"Fair Market Value" means, as at any date, the value of a Share determined as follows:

(i)	if the Shares are listed on NASDAQ Stock Market or other United States national securities exchange registered under the Exchange Act which constitutes a recognised stock exchange for HMRC's purposes, the closing price for the Shares (or if more than one closing price is shown, the lower price plus one-half of the difference between those two figures) on that day (or on the previous trading day, if the applicable date is not a trading day); or

(ii)	if the Shares are not so listed, the market value as determined by the Committee in good faith in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance for the purposes of the UK Sub-Plan with HMRC Shares and Assets Valuation, in either case determined without regard to the effect of any restrictions that may apply to the Shares within the meaning of paragraph 36(3)ii of Schedule 4.

(e)	"HMRC" means the United Kingdom's HM Revenue & Customs.

(f)	"Optionee" means an individual who has been granted a Tax-advantaged Option in accordance with the Rules of the UK Sub-Plan.

(g)	"Rules" means the rules of this UK Sub-Plan.

(h)	"Share" means a share of Common Stock in the Company, which satisfies the conditions of paragraphs 16 to 18 (inclusive) and 20iii of Schedule 4 at all material times.

(i)	"Subsidiary" means any company over which the Company has Control and which meets the definition of Affiliate in the Plan.

(j)	"Subsisting Option" means a Tax-advantaged Option which has neither lapsed nor been exercised.

2.2	Any reference in this UK Sub-Plan to any enactment includes a reference to that enactment as from time to time modified, extended or replaced.

3.	ADMINISTRATION (SECTION 4 OF THE PLAN)

3.1	AUTHORITY OF THE COMMITTEE. The UK Sub-Plan shall be administered in accordance with and subject to the Rules of this UK Sub-Plan, and the Plan (including, without limitation, Section 4 of the Plan) shall be interpreted accordingly. Any discretion that the Committee and any delegated body has with respect to Tax-advantaged Options may only be exercised fairly and reasonably and not in breach of this UK Sub-Plan, Schedule 4 or any other requirements applicable to CSOP Schemes.

3.2	Without limitation to the foregoing, the discretions set out in Section 4.01(e) of the Plan shall not apply to Tax-advantaged Options granted under the UK Sub-Plan. Tax-advantaged Options may be granted only over Shares and may not be settled in cash nor any other property other than Shares (other than shares in a Successor Entity, as defined in Rule 8.2 below, pursuant to an exchange of Tax-advantaged Options pursuant to Rule 8.2 below).

3.3	The Committee shall not have any right to extend the exercise period of a Tax-advantaged Option beyond the time at which it would otherwise lapse under the Rules of the UK Sub-Plan or the terms of the applicable Award Agreement, and the Plan shall be interpreted accordingly.

4.	SHARES SUBJECT TO THE PLAN (SECTION 5 OF THE PLAN)

4.1	NUMBER OF SHARES. In addition to the per person award limits stated in Section 5.03 of the Plan, the following shall apply for the purposes of the UK Sub-Plan:

Tax-advantaged Options granted to any person shall be limited and take effect so that the aggregate Fair Market Value of the Shares subject to the Tax-advantaged Option, when aggregated with the Fair Market Value of Shares subject to Subsisting Options, shall not exceed £30,000 or such other limit as may be specified in paragraph 6 of Schedule 4. For the purposes of this paragraph, Subsisting Options shall include all outstanding Tax-advantaged Options granted under this UK Sub-Plan and all outstanding tax-advantaged options granted under any other CSOP Scheme which has or may be established by the Company or any associated company within the meaning of paragraph 35 of Schedule 4. This limit shall be determined on the basis of the Fair Market Value of Shares as at the date(s) of grant of the relevant Tax-advantaged Options and the market value of the Shares as at the date(s) of grant of the options granted under the rules of any other relevant CSOP Scheme, converted from US dollars into pounds sterling at the rate of exchange applicable as at the date(s) of grant.

4.2	ADJUSTMENTS. The following shall replace Section 5.04 of the Plan for the purposes of the UK Sub-Plan:

Tax-advantaged Options may not be re-priced or adjusted otherwise than in accordance with this Rule 4.2. In the event of any variation in the share capital of the Company within paragraph 22(3) of Schedule 4, including (without limitation) any change to the capitalization, rights issue, consolidation, subdivision or reduction of share capital within paragraph 22(3) of Schedule 4, the number and description of Shares subject to a Tax-advantaged Option and the exercise price for each of those Shares may be adjusted in such manner as the Committee considers to be fair and reasonable provided that:

(a)	the aggregate amount payable on the exercise of a Tax-advantaged Option in full immediately after the variation or variations is substantially the same as what it was immediately before the variation or variations;

(b)	the total market value of the Shares which may be acquired by the exercise of the Tax-advantaged Option immediately after the variation or variations is substantially the same as what it was immediately before the variation or variations;

(c)	following the adjustment the Shares continues to satisfy the conditions specified in paragraphs 16 to 18 (inclusive) and 20 of Schedule 4; and

(d)	the variation does not result in the requirements of Schedule 4 not being met in relation to the Tax-advantaged Option.

For the purposes of this Rule 4.2, the market value of Shares subject to a restriction (within the meaning of paragraph 36(3) of Schedule 4) is to be determined as if they were not subject to the restriction.

5.	ELIGIBILITY AND GENERAL CONDITIONS (SECTION 6 OF THE PLAN)

5.1	ELIGIBILITY. The following shall replace the first sentence of Section 6.01 of the Plan for the purposes of the UK Sub-Plan:

Tax-advantaged Options may be granted only to Employees (as defined in this UK Sub-Plan), and not to non-employees or consultants.  No Tax-advantaged Option may be granted to any Employee who is precluded by paragraph 9iv of Schedule 4 from participating in a CSOP Scheme.

5.2	TERMS AND CONDITIONS. The terms and conditions of Tax-advantaged Options must be consistent with the UK Sub-Plan and must be set out in the applicable Award Agreement at the time of grant, and Section 6.02 of the Plan shall be interpreted accordingly.

5.3	The terms and conditions of a Tax-advantaged Option may not be amended or supplemented following grant other than (i) pursuant to the Rules of this UK Sub-Plan (including, without limitation, Rules 4.2 and 9.10(f)), (ii) where such amendment or supplement is not to the advantage or disadvantage of the Options and the requirements of Schedule 4 are still met in relation to the Option, or (iii) as required by law or applicable regulatory rules, and the Plan (including, without limitation, Section 6.02 of the Plan) shall be interpreted accordingly.

5.4	The following terms of a Tax-advantaged Option shall be stated at the time the Tax-advantaged Option is granted, and shall be notified to the Optionee who was granted the Tax-advantaged Option as soon as practicable after the grant of such Tax-advantaged Option:

(a)	the exercise price;

(b)	the number and description of the Shares which may be acquired by the exercise of the Tax-advantaged Option;

(c)	the restrictions (within the meaning of paragraph 36(3) of Schedule 4) to which the Shares which may be acquired by the exercise of the Tax-advantaged Option may be subject (if any);

(d)	the times at which the Tax-advantaged Option may be exercised (in whole or in part);

(e)	the circumstances under which the Tax-advantaged Option will lapse or be cancelled (in whole or in part), including any conditions to which the exercise of the Tax-advantaged Option is subject (in whole or in part); and

(f)	any mechanism for amending the terms stated pursuant to Rules 5.4(b) to 5.4(e) (inclusive).

5.5	Any mechanism for amending the terms stated pursuant to Rules 5.4(b) to 5.4(e) (inclusive) shall, if applied, be applied in a way that is fair and reasonable and shall be consistent with the Rules of the UK Sub-Plan and Schedule 4.

5.6	TERMINATION OF SERVICE. In the event of the Optionee's death, an outstanding Tax-advantaged Option shall become fully vested and exercisable (to the extent not already vested and exercisable and not already lapsed) and may be exercised during a period of up to 12 months after the date of death, but may not be exercised more than 12 months after the date of death and may only be exercised by the personal representative(s) of the Optionee.

5.7	For the purposes of the UK Sub-Plan and without limitation, Section 6.04(a) of the Plan shall apply in the event of the Optionee's Termination of Service by reason of disability or injury (provided this is evidenced to the satisfaction of the Committee).

5.8	For the purposes of the UK Sub-Plan, Section 6.04(c) of the Plan shall apply, without limitation, where the Optionee's Termination of Service is by reason of retirement or where the Optionee's Termination of Service is due to involuntary termination by the Company or any Affiliate by reason of:

(a)	redundancy (within the meaning of the Employment Rights Act 1996 or the Employment Rights (Northern Ireland) Order 1996);

(b)	a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006; or

(c)	the company with which the Optionee holds office or employment ceasing to be controlled by the Company,

or in any other circumstance where the Optionee's Termination of Service is due to involuntary termination by the Company or any Affiliate.

5.9	For the purposes of the UK Sub-Plan, the definitions of "Retire" and "Retirement" in the Plan shall not apply.

5.10	The Optionee's rights to exercise a Tax-advantaged Option pursuant to Section 6.04 of the Plan in the circumstances referred to in section 524(2B) of the UK Income Tax (Earnings and Pensions) Act 2003 or upon death shall be set out in the Plan and/or the applicable Award Agreement and shall not be subject to any discretion.

5.11	Section 6.04(e) of the Plan (Automatic Extended Exercisability in Certain Cases) shall be disapplied for the purposes of the UK Sub-Plan.

5.12	The discretions contained in Section 6.04(g) of the Plan (Waiver by Committee) may only be exercised fairly and reasonably and not in breach of this UK Sub-Plan, Schedule 4 or any other requirements applicable to CSOP Schemes.

5.13	NON-TRANSFERABILITY. The following shall replace Section 6.05 of the Plan for the purposes of the UK Sub-Plan:

Notwithstanding any other provision of the UK Sub-Plan, a Tax-advantaged Option may not be sold, pledged, assigned, hypothecated, alienated, transferred, disposed of or encumbered in any manner, and the Plan shall be interpreted accordingly. A Tax-advantaged Option may be exercised during the life of the Optionee, in accordance with the UK Sub-Plan and applicable Award Agreement, only by the Optionee.  A Tax-advantaged Option may be exercised after the Optionee's death by the Optionee's personal representative(s) in accordance with Rule 5.6 of the UK Sub-Plan.

5.14	Section 10.03 of the Plan (Designation of Beneficiary) shall be disapplied for the purposes of the UK Sub-Plan.

5.15	SETTLEMENT, DEFERRAL AND CANCELLATION. Tax-advantaged Options may be granted only over Shares and may not be settled in cash nor any other property other than Shares, and the Plan (including, without limitation, Sections 4 and 6 of the Plan) shall be interpreted accordingly.

5.16	The Company may not net settle the exercise of Tax-advantaged Options by withholding Shares, including for the purpose of satisfying the exercise price or any taxes due in respect of the Tax-advantaged Option.

5.17	Tax-advantaged Options may not be automatically exercised using a net settlement method and Section 6.04(f) (Automatic Exercise in Certain Cases) shall be disapplied accordingly.

5.18	Tax-advantaged Options shall be settled in accordance with Rule 6.4 of the UK Sub-Plan and shall not be deferred, and Section 6.08 of the Plan (Deferred Awards) shall be disapplied accordingly.

5.19	Tax-advantaged Options may not be cancelled in return for cash or any other property pursuant to any provision in the Plan.

5.20	STANDALONE OPTIONS. Tax-advantaged Options may be granted as standalone awards only and may not be granted in tandem with any other award. Section 6.07 of the Plan (Standalone, Tandem and Substitute Awards) shall be disapplied for the purposes of the UK Sub-Plan.

6.	SPECIFIC PROVISIONS REGARDING EXERCISE (SECTION 7 OF THE PLAN)

6.1	EXERCISE PRICE. The exercise price of a Tax-Advantaged Option shall not be less than the Fair Market Value of a Share as at the date of grant of the Tax-advantaged Option. The applicable Award Agreement may not provide for the exercise price to be changed after grant other than in accordance with Rule 4.2.

6.2	PAYMENT OF EXERCISE PRICE. The exercise price of a Tax-advantaged Option may only be paid by cash, cheque, and/or (to the extent permitted by the applicable Award Agreement) through a cashless exercise, and Section 7.01 of the Plan shall be interpreted accordingly. The exercise price may not be paid using previously acquired Shares nor any other property. No Shares shall be retained by the Company upon exercise of a Tax-advantaged Option in order to satisfy the exercise price (nor any taxes due).

6.3	EXERCISABILITY. No Tax-advantaged Option may be exercised by any Optionee who is precluded by paragraph 9[v] of Schedule 4 from participating in a CSOP Scheme.

6.4	ISSUE/TRANSFER OF SHARES TO OPTIONEE: Subject to applicable laws and any applicable regulatory rules, Shares shall be allocated or issued to the Optionee within 30 days of exercise. Except for any rights determined by reference to a date preceding the date of allotment or transfer, such Shares shall rank equally and as one class with other Shares of the same class already in issue.

6.5	POST-EXERCISE RESTRICTIONS ON SHARES. The Shares acquired on exercise may be subject to such restrictions as the Board or Committee may determine and/or such restrictions that may apply to all Shares. The details of any restrictions applying to the Shares must be stated at the time of grant and notified to the Optionee in accordance with Rule 5.4 of the UK Sub-Plan.

6.6	DIVIDEND EQUIVALENTS. Dividend Equivalents shall not be paid to Optionees in respect of Tax-advantaged Options and Section 7.05 of the Plan (Dividend Equivalents) shall be disapplied accordingly.

6.7	OTHER AWARDS. Sections 7.02, 7.03, 7.04, 7.06, 7.07, 7.08 and 7.09 of the Plan shall be disapplied for the purposes of the UK Sub-Plan.

7.	PERFORMANCE OPTIONS (SECTION 8 OF THE PLAN)

7.1	Any performance conditions imposed on the exercise of a Tax-advantaged Option:

(a)	must be objective and set at the date of grant of the Tax-advantaged Option; and

(b)	cannot be waived or amended unless events occur which cause the Committee to consider that the performance conditions will not achieve their original purpose (in which case the Committee may make such alterations or additions to the performance conditions as are fair and reasonable provided that the amended performance conditions are no more difficult to meet than those originally imposed).

8.	CHANGE IN CONTROL (SECTION 9 OF THE PLAN)

8.1	Section 9.01(c) of the Plan and the last sentence of Section 9.01 of the Plan shall not apply for the purposes of the UK Sub-Plan.

8.2	A Tax-advantaged Option may be exchanged for another option only in accordance with this Rule 8.2, and Section 9.01(a) of the Plan shall be interpreted accordingly. If any company (the "Successor Entity"):

(a)	obtains Control of the Company as a result of making a general offer (i) to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company or (ii) to acquire all the shares in the Company which are of the same class as the Shares subject to Subsisting Options;

(b)	obtains Control of the Company as a result of a compromise or arrangement sanctioned by the court under section 899 of the Companies Act 2006;

(c)	becomes bound or entitled to acquire shares in the Company under sections 979 to 982 or 983 to 985 of the Companies Act 2006; or

(d)	obtains Control of the Company as a result of a non-UK company reorganization arrangement (within the meaning of paragraph 35ZA of Schedule 4) which has become binding on the shareholders covered by it, the Optionee may agree with the Successor Entity to release the Tax-advantaged Option (the "Old Option") in consideration of the grant of a new option (the "New Option") which satisfies the conditions below.

8.3	For the purposes of Rule 8.2(a)(i), the reference to the issued ordinary share capital of the Company does not include any capital already held by the person making the offer or a person connected with that person, and for the purposes of Rule 8.2(a)(ii), the reference to the shares in the Company does not include any shares already held by the person making the offer or a person connected with that person. For the purposes of Rule 8.2(a), it does not matter if the general offer is made to different shareholders by different means.

8.4	The conditions are that the New Option:

(a)	is over shares in the Successor Entity or in a company which has Control over the Successor Entity which satisfies the conditions specified in paragraphs 16 to 18 (inclusive) and 20 of Schedule 4;

(b)	is a right to acquire shares which, on acquisition of the New Option, have an aggregate market value which is substantially the same as the aggregate Fair Market Value of the shares subject to the Old Option on its disposal;

(c)	has a purchase price per share such that the aggregate price payable on complete exercise substantially the same as the aggregate price which would have been payable on complete exercise of the Old Option; and

(d)	is otherwise identical in terms to the Old Option.

8.5	For the purposes of Rule 8.4:

(a)	the market value of any Shares is to be determined using a methodology agreed by HMRC; and

(b)	the market value of Shares subject to a restriction (within the meaning of paragraph 36(3) of Schedule 4) is to be determined as if they were not subject to the restriction.

8.6	Where any New Option is granted pursuant to Rule 8.2, the provisions of the UK Sub-Plan shall, in relation to the New Option, be construed as if references to the Company and the Shares were references to the Successor Entity or, as the case may be, to the other company to whose shares the New Option relates and to the shares in the Successor Entity or that other company. The New Option shall, for all other purposes of the UK Sub-Plan, be treated as having been acquired at the same time as the Old Option, which is released in consideration for the grant of the New Option.

8.7	The agreement to release the Old Option in exchange for the grant of a New Option under Rule 8.2 must take place within the period of six months beginning with the time when, as the case may be, Control of the Company has been obtained and any conditions subject to which the offer is made is met, the court sanctions the compromise or arrangement, or the non-UK reorganisation arrangement becomes binding on the shareholders covered by it, or within the period during which the Successor entity remains bound or entitled in accordance with Rule 8.2(c) above.

8.8	If an event has occurred pursuant to Rule 8.2, the UK Sub-Plan remains that of the Company and no further Tax-advantaged Options may be granted under the UK Sub-Plan.

9.	GENERAL PROVISIONS (SECTION 10 OF THE PLAN)

9.1	BENEFICIARIES. Section 10.03 of the Plan (Designation of Beneficiary) shall be disapplied for the purposes of the UK Sub-Plan.

9.2	WITHHOLDING TAXES. The following shall replace Section 10.04 of the Plan for the purposes of the UK Sub-Plan:

If the Company or any Subsidiary is liable to withhold and account to HMRC for any sum in respect of income tax or national insurance contributions ("Taxes") in connection with the Tax-advantaged Option, and the Optionee has not accompanied the notice of exercise with a sufficient amount to cover the Taxes arising on exercise, the Company shall be entitled to withhold or collect such Taxes:

(a)	by deduction from salary or any other amount payable to the Optionee at any time, including proceeds acquired upon a cashless exercise;

(b)	directly from the Optionee by payment in cash or cleared funds; or

(c)	by arranging, on behalf of the Optionee, for the sale of a sufficient number of the Shares that the Optionee is entitled to receive on the exercise of the Tax-advantaged Option.

A withholding liability may not be satisfied by the Company withholding Shares otherwise due to be received by the Optionee on the exercise of the Tax-advantaged Option.

If the Company or any Subsidiary is liable to withhold and account to any other tax authority for any sum in respect of tax or social security contributions in connection with the Tax-advantaged Option, the Company shall be entitled to withhold or collect such amounts using any of the methods referred to in this Rule 9.2.

9.3	The applicable Award Agreement may provide that it is a condition of exercise that the Optionee agrees to accept any liability for secondary Class 1 National Insurance contributions which may be payable by the Company or Subsidiary on the exercise of the Tax-advantaged Option ("Employer NICs"). The Optionee may also be required to execute a joint election with the Company or the Optionee's employer in relation to the Employer NICs, the form of such election being formally approved by HMRC, and any other joint election which may be required between the Optionee and any successor to the Company or the Optionee's employer.

9.4	The applicable Award Agreement may provide that it is a condition of participation in the UK Sub-Plan that the Optionee enter into a joint election within section 431 of the (UK) Income Tax (Earnings and Pensions) Act 2003 in respect of computing any tax charge on the acquisition of "restricted securities" (as defined in sections 423 and 424 of the (UK) Income Tax (Earnings and Pensions) Act 2003).

9.5	LIMITATION ON BENEFITS. Section 10.05 of the Plan (Limitation on Benefits) shall be disapplied for the purposes of the UK Sub-Plan.

9.6	REPRICING. Section 10.07 of the Plan (No Repricing) shall be subject to Rules 4.2 and 5.19 of the UK Sub-Plan, for the purposes of the UK Sub-Plan.

9.7	FORFEITURE AND RECOUPMENT. The first sentence of Section 10.08 of the Plan (Clawback) shall be disapplied for the purposes of the UK Sub-Plan, except to the extent that a provision is included in the applicable Award Agreement in a manner consistent with the requirements of Schedule 4. The remainder of Section 10.08 of the Plan (Clawback; Right of Setoff) shall be disapplied for the purposes of the UK Sub-Plan.

9.8	Section 10.01 of the Plan shall be replaced by the following for the purposes of the UK Sub-Plan:

The Committee may provide in the applicable Award Agreement that the Committee has the right to cause a Tax-advantaged Option to lapse in the event that the Optionee does not comply with specified conditions relating to non-competition, confidentiality of information relating to the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, Directors and Affiliates, or other requirements applicable to the Participant, as determined by the Committee, including during specified periods following Termination of Service.

9.9	For the purposes of the UK Sub-Plan, the words from and including "and provided further that" to the end of that sentence in Section 10.16 shall be disapplied.

9.10	MISCELLANEOUS. The following provisions shall be added to Section 10 of the Plan:

(a)	The rights and obligations of any individual under the terms of that person’s employment with the Company or any Affiliate shall not be affected by participation (or non-participation) in the UK Sub-Plan. An individual who is granted a Tax-advantaged Option shall have no right to compensation or damages in consequence of the loss or diminution in value of the Tax-advantaged Option or Shares acquired pursuant to the Tax-advantaged Option for any reason including, but not limited to, as a result of the termination of that person’s employment with the Company or Affiliate for any reason whatsoever and whether or not in breach of contract. If an individual did acquire any such rights, that person would be deemed to have waived them irrevocably by not renouncing the Tax-advantaged Option.

(b)	The UK Sub-Plan shall terminate in accordance with the termination of the Plan or such earlier time as the Board or Committee may decide.

(c)	Subject to Rule 9.10(d) below, the Board or Committee may amend, suspend or terminate the UK Sub-Plan at any time and for any reason.

(d)	For as long as the UK Sub-Plan is intended to qualify as a CSOP Scheme, no amendment may be made to the UK Sub-Plan that would result in the UK Sub-Plan not meeting the requirements of Schedule 4.

(e)	The Board or Committee may make any amendment which it considers necessary or desirable in order for the UK Sub-Plan to qualify or continue to qualify as a CSOP Scheme, including (without limitation) to reflect any legislative amendments to Schedule 4 or pursuant to the issuance by HMRC to the Company of a notice under paragraph 28I of Schedule 4 requiring that the Company secure that the requirements of Schedule 4 are met in the relation to the UK Sub-Plan.

(f)	Further, the Board or Committee may make amendments to Tax-advantaged Options granted under the UK Sub-Plan without the consent of the affected Optionees in order to comply or continue to comply with the provisions of, or reflect any legislative amendments to, Schedule 4, and/or to enable the Company to comply with any notice issued by HMRC to the Company under paragraph 28I of Schedule 4.

i  Section 995 of the Income Tax Act 2007: Control means the power of a person to secure, by holding sufficient shares or voting rights or as a result of other powers conferred, that the affairs of a company are conducted in accordance with that person's wishes.

ii Paragraph 36(3) of Schedule 4: Shares are subject to a restriction if there is any contract, agreement, arrangement or condition which may provide for:
●	a transfer, reversion or forfeiture of the shares for less than market value;
●	a restriction on the freedom of the holder to dispose of or hold onto the shares; or
●	a disadvantage due to the disposal or retention of the shares.

iii Paragraphs 16 to 18 and 20 of Schedule 4 (as they apply to the Company): The Shares must:
●	form part of the ordinary share capital of the Company, as the scheme organiser;
●	be in a company listed on a recognised stock exchange (such as NASDAQ) or be in a company which is not under the control of another company;
●	be fully paid up and not redeemable; and
●	unless the ordinary share capital consists of one class only, the majority of the issued shares of the same class as the Shares must be "open market" shares (i.e. if the persons holding the shares are not (a) persons who acquired their shares as a result of a right conferred on them or an opportunity afforded to them as a director or employee of the scheme organiser or any other company, and not as a result of an offer to the public, or (b) trustees holding shares on behalf of persons who acquired their beneficial interests in the shares as mentioned in (a)).

iv Paragraph 9 of Schedule 4: A Tax-advantaged Option may not be granted to or exercised by an individual holding an interest of more than 30% of the ordinary share capital of the Company, if the Company is a close company.  A close company is one that is controlled by its directors or five or fewer persons.

v See note iv.